Volatility Shares Trust 485APOS

Exhibit 99.(d)(4)

Schedule A

Funds

Volatility Shares S&P 500 High Volatility Index ETF

1x Long VIX Futures Strategy K-1 Free ETF

-1x Short VIX Mid-Term Futures Strategy ETF

2x Bitcoin Strategy ETF

2x Ether Strategy ETF